                                                       Exhibit 10(k)

                               OPTION AGREEMENT




          AGREEMENT, dated this 31st day of March 1995 made by and between LAND DEVELOPMENT ASSOCIATES S.E., a Puerto Rico limited partnership, having an office at the Doral Building, Suite 700, 650 Munoz Rivera Avenue, Hato Rey, Puerto Rico (hereinafter referred to as the "Seller",) and COMPRI CARIBE HOSPITALITY CORP., a Puerto Rico corporation having an office at Catano, Puerto Rico 00962 (hereinafter referred to as the Buyer).

                             PRELIMINARY STATEMENT

          WHEREAS Seller owns two (2) parcels of land of 5,317.10 and 7,395.77 square meters in the San Anton Ward of Carolina, Puerto Rico, which parcels of land are identified as Parcels I-IE and I-2E in surveys prepared by Engineer Raul Franqui on February 27, 1995 and March 8, 1995, copies of which are attached hereto as Exhibits A and B (hereinafter referred to as the "First Phase Parcels").

          WHEREAS Seller also owns another parcel of land of 17,343.03 square meters in the San Anton Ward of Carolina, Puerto Rico, which parcel of land is identified as Parcels I-3E, 1-4E and I-5E in a plot plan dated March 23, 1995 attached hereto as Exhibit C (hereinafter referred to as the "Second Phase Parcels"). The First Phase Parcels and the Second Phase Parcels shall be hereinafter referred to as the "Parcels".

          WHEREAS, the Parcels are an integral and important part of Parque Escorial, a master planned residential and commercial community (hereinafter referred to as "Parque Escorial") being developed by Seller in a parcel of land of approximately 439 cuerdas located in the municipalities of San Juan and Carolina, Puerto Rico (hereinafter referred to as "Main Farm"), best identified in the attached copy of the Parque Escorial master plan, which is made Exhibit D hereto, and as such, the Parcels are subject to certain restrictive covenants (hereinafter referred to as the "Restrictive Covenants), a draft of which is attached hereto as Exhibit E, including architectural standards (hereinafter referred to as the "Parque Escorial Architectural Standards"), attached hereto as Exhibit F and certain use restrictions best described in Paragraph 4 (xii) of this Option (hereinafter referred to as the Wal-Mart Use Restrictions.)

          WHEREAS, Seller has agreed that the Buyer shall have a non transferable option to purchase the Parcels from Seller upon the terms and conditions hereinafter set forth (hereinafter referred as to "Option").

          WHEREAS, it is the expressed intention of the parties that the option is granted exclusively to Buyer, and under no circumstances shall the Option be transferred or assigned to another party except with the written consent of the Seller, provided, however, that if, such transfer or assignment shall be to a party related to Buyer through common ownership and that reasonable evidence of such relationship is provided by Buyer to Seller and that such transfer or assignment in no way alters the intent, terms, conditions and guarantees of this Option, Seller shall not unduly withhold its consent to the assignment. Any such assignment or transfer will not release Buyer from the obligations and responsibilities assumed under the terms and conditions of this Option.


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          NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

          1. Grant of Option, and Option Price. Subject to the provisions of Paragraph 6 hereof, Seller for and in consideration of the sum of One Dollar ($1.00) of lawful money of the United States of America to be paid by Buyer at or before the execution and delivery hereof (hereinafter referred to as the "Option Money") hereby gives and grants to Buyer the irrevocable right and option to purchase the parcels during the Option Period, as said term is hereinafter defined, for a purchase price of Six Million Eight Hundred Fifty Thousand Dollars ($6,850,000) of lawful money of the United States of America, as increased from time to time in the manner provided for hereinafter, (hereinafter referred to as the "Purchase Price") of which One Million Six Hundred Sixteen Thousand Dollars ($1,616,000) is the portion of the Purchase Price allocated to Parcel I-1E (hereinafter referred to as "Parcel I-1E Purchase Price") and One Million Eight Hundred and Thirty Seven Thousand Dollars ($1,837,000) is the portion of the Purchase Price allocated to Parcel I-2E (hereinafter referred to as "Parcel I-2E Purchase Price) (the Parcel I-1E Purchase Price and the Parcel I-2E Purchase Price are hereinafter collectively referred to as the "First Phase Purchase Price") and Three Million Three Hundred Ninety Seven Thousand Dollars ($3,397,000) is the portion of the Purchase Price allocated to the Second Phase Parcels (hereinafter referred to as the "Second Phase Base Purchase Price").

          Notwithstanding the above, the second Phase Base Purchase Price shall be increased on the earlier of (i) the first day of the month in which the Infrastructure Improvements, as said term is defined hereinafter, and the Avenida Sur Improvements, as said term is defined hereinafter, have been accepted by the government agencies involved or (ii) December 15, 1995, hereinafter referred to as the "Commencement Date) by an amount equal to one percent (1%) of the Second Phase Base Purchase Price for each calendar month that transpires between the commencement Date and the settlement under the contract of sale, as said term is defined in Paragraph 6 a. hereof, pursuant to the terms and conditions of the Contract of Sale but in no event the sum of the monthly increments to the Second Phase Base Purchase Price shall be more than Four Hundred Seven Thousand Six Hundred Twenty Eight Dollars ($407,628). The Second Phase Base Purchase Price, as increased from time to time in the manner stated in this paragraph, shall hereinafter be referred to as the "Second Phase Purchase Price".

          2. Option Period. The option period (herein referred to as the "Option Period") shall be the tern from the date hereof to 11:59 P.M. (A.S.T.) of the 31st day of March 1995.

          3. Exercise of Option. The option herein granted may be exercised by personal delivery to Seller on or before March 30, 1995 of Buyer's written notice of exercise, at the address stated at the outset of this option.

          4. Warranties and Representations of Seller. Seller warrants and represents to Buyer the following:


         (i) Seller is, and on the Time of Settlement will be, as said term is defined hereinafter, the lawful owner of the Parcels to be sold and delivered by it hereunder and has full right and authority to sell and deliver the same in accordance with this option subject only to obtaining the approval of Banco Central Hispano Puerto Rico, (hereinafter referred to as the "Bank") to the terms and

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              conditions of the Option as holders of a first mortgage on the
              Main Farm in the amount of Eight Million Dollars ($8,000,000) (hereinafter referred to as the "Mortgage"), which approval is best defined in Paragraph 5 (vi) hereof. Upon the delivery of said Parcels to Buyer pursuant to the provisions of this Option, Seller will convey and transfer to Buyer by Public Deed a valid, fee simple (pleno dominio), insurable and recordable title to the Parcels, free and clear of all mortgage liens and of any encumbrances and other charges or restrictions which presently affect the Parcels, subject only to those matters set forth herein including but not limited to the (a) the Restrictive Covenants (b) the Parque Escorial Architectural Standards, (c) the Wal-Mart Use Restrictions, (d) the requirements of the Water and Sewer Authority of Puerto Rico as defined in Exhibit M hereto, and (e) to those normal and ordinary liens, encumbrances and easements required by governmental authorities for public services and which a search at the Registry of the Property would reveal hereto;

        (ii) Seller shall not take any action during the Option Period or during the term of the Contract of Sale, which would impair title to the Parcels or further encumber the parcels, except for the mortgage liens required for the development of Parque Escorial, from which the Parcels will be released upon their acquisition by Buyer, encumbrances and easements required by the governmental authorities for the furnishing of public services and the (Restrictive Covenants and the Parque Escorial Architectural standards.

       (iii) Seller shall not willfully take any action which would impair the physical condition of the Parcels during the term of this Option or the contract of Sale;

        (iv) Seller shall complete within the period of time allocated under the construction contracts identified hereinafter, as extended for reasons beyond the control of Seller including but not limited to reasons of force majeure, at Seller's sole cost, all the improvements to the 65th Infantry Avenue described in the Plans and specifications prepared by Engineer Luis F. Franqui and dated February 11, 1994, as amended from time to time, made an exhibit hereto by reference only (hereinafter referred to as "Exhibit G") which plans and specifications constitute the object of a construction contract awarded to Rexach Construction Company on October 21, 1994, a copy of which is attached hereto as Exhibit H.

          (v) Seller shall also complete within the period of time allocated under the construction contract identified hereinafter, as extended for reasons beyond the control of Seller, including but not limited to reasons of force majeure, at Seller's sole cost, all the improvements to the infrastructure of Parque Escorial described in the plans and specifications prepared by Engineer Luis F. Franqui and dated March 1, 1994, as amended from time to time, made an exhibit hereto by reference only (hereinafter referred to as "Exhibit I"), which plans and specifications constitute the object of a construction contract awarded to Rexach Construction Company on October 21, 1994, a copy of which is attached hereto as Exhibit J.

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              The improvements to the 65th Infantry Avenue described in Exhibit
              G hereto and the improvements to the infrastructure of Parque Escorial described in Exhibit I hereto shall be collectively referred to hereinafter as the "Infrastructure Improvements".

        (vi) As to the Second Phase Parcels, Seller shall also construct, at Seller's sole cost, all of those improvements to the infrastructure of Parque Escorial that will provide the Second Phase Parcels with all the utilities and direct access to Avenida Sur, as said road is identified in Exhibit D hereto, along the entire length of the Second Phase parcels' frontage to Avenida Sur (hereinafter referred to as the "Avenida Sur Improvements").

       (vii) Seller shall have available for inspection by Buyer at all tines at its offices copies of Exhibits G and I.

      (viii) This Option and the documents to be executed by Seller pursuant to the terms thereof constitute the legal, valid and binding obligation of Seller enforceable in accordance with its terms;

        (ix) All necessary actions have been taken by the Board of Directors of Seller to authorize the execution and delivery of this Option and the consummation of all transactions contemplated hereunder.

         (x) Seller has not made and does not make any representations or warranties whatsoever concerning the physical condition of the Parcels, accesses, zoning, soil or subsoil condition, area, availability of utilities, construction or use permits, or any other permits issued by the government agencies affecting or related to or necessary for the development or use of the Parcels or any other matter or thing affecting or related to the Parcels, other than those specifically referred to in (a) this Agreement,
              (b) the "Consulta de Ubicacion" issued by the Planning Board of Puerto Rico dated October 27, 1992, as amended on December 23, 1994, copies of which are attached hereto as Exhibits K and K-1,
              (c) the "Desarrollo Preliminar" of Parque Escorial approved by the Administracion de Reglamentos y Permisos of Puerto Rico on June 18, 1993, as amended on August 25, 1993, copies of which are attached hereto as Exhibits L and L-1, (d) a letter from the Water and Sewer Authority of Puerto Rico dated March 24, 1995 in which it restates the obligations of each developer of commercial land within Parque Escorial, including but not limited the payment of fees for the connection of the water and sewer systems and certain impact fees, a copy of which is attached hereto as Exhibit M, (e) the Wal-Mart Use Restrictions and (f) the warranties and representations made by Seller that the Parcels have adequate street frontage, level topography, adequate drainage and that all typical urban infrastructure will be readily available, and that the Parcels are presently zoned C-2 ("Commercial 2"). Buyer hereby expressly acknowledges and accepts that no other such representations or warranties have been made or implied and agrees that other than the Infrastructure Improvements and the Avenida Sur Improvements, as the latter relates to the Second Phase Parcels, to be completed by Seller and the representations and warranties made herein the Parcels will be acquired by Buyer on an "as is where is" condition. It shall be the Buyer's sole responsibility to satisfy himself, at its sole cost, expense and risk, as to the status of the Parcels and, accordingly, does herein specifically renounce and waive any and all rights, claims and/or causes of action against Seller as to the Parcels, forever releasing, relieving and holding harmless Seller from any and all liability or legal responsibility in connection therewith. Notwithstanding anything to the contrary herein, Seller shall not be released from any liability or legal responsibility for any representations made by Seller herein.

        (xi) That Seller warrants and represents to Buyer that all information owned or available to Seller as of the date of this document regarding plans, studies and approvals of any kind pertaining to the development of the Parcels, including but not limited to Exhibit C thru N hereto, shall be made available at no cost to Buyer for the purpose only of seeking the necessary approvals from governmental agencies for the proposed development on the parcels. Any cost or responsibility related to the amendment, change or alteration of any of those mentioned documents or any additional documents requested by Buyer shall be for the sole account of Buyer.

       (xii) That Seller warrants and represents that other than (a) the Restrictive covenants, (b) the Wal-Mart Use Restrictions, imposed upon the Main Farm, including the Parcels, upon the sale of a parcel of land within Parque Escorial on March 27, 1991 to Wal Mart Puerto Rico, Inc. (hereinafter referred to as "Wal-Mart"), which restrictions Seller warrants and represents to be as described in Paragraph 4 (xiii) hereof and (c) those restrictions imposed by the regulatory agencies as described in Exhibits K through M, there are no other restrictions regarding the use of the Parcels for the purpose intended in the Master Plan of Parque Escorial, best defined in page MP-3 of Exhibit D hereto.

      (xiii) That Seller warrants and represents that Wal-Mart Use Restrictions are as follows:
              (a) Unless otherwise waived by Wal-Mart, no portion of Parque Escorial, including but not limited to the Parcels, shall be used for, nor shall there be permitted upon Parque Escorial the operation of

              1. Any type of department store, wholesale club or supermarket store; or

              2. Any other type of single retail store containing more than twenty five thousand (25,000) square feet of gross floor area; or

       (xiv) That seller further warrants and represents that nothing contained in the Wal-Mart Agreement or in Deed number Five (5) of Segregation, Purchase and Sale and Constitution of Easements executed by Wal-Mart and Seller on March 27, 1991 before Notary Public Salvador Casellas Toro, a copy of which is attached hereto as Exhibit O, as amended by Deed No. 4 dated March 30, 1995 before notary public Juan Carlos Galanes, attached hereto as Exhibit O-1, and as further contemplated to be amended pursuant to a letter agreement dated March 21, 1995, a copy of which is attached hereto as Exhibit O-2, precludes or prohibits Buyer from applying to the regulatory agencies at its sole cost and responsibility, for commercial uses in the Parcels which does not violate the restrictions defined in Paragraph 4 (xiii) (a) hereof. Buyer hereby expressly acknowledges and accepts that no other such representations or warrants have been made or implied regarding the uses to be given to the Parcels and agrees to acquire the Parcels subject to the use restrictions defined herein.

        (xv) That Seller warrants and represents that the right granted by the Water and Sewer Authority to Seller on March 24, 1995 to connect an additional 100,000 square feet of commercial space in Parque Escorial to the existing sewer system as evidenced in Exhibit M hereto shall be transferred to Buyer to serve the needs of the Parcels, subject to all the terms and conditions contained in said letter.

       (xvi) That Seller warrants and represents that Wal-Mart has secured zoning from the Planning Board of Puerto Rico for a 450,000 shopping center to be built on Parque Escorial, as evidenced in Exhibit K-I hereto.


          5. Warranties and Representations of Buyer. Buyer warrants and represents to Seller the following:

         (i) That Buyer shall bear all the costs, expenses and risks related to any request filed by Buyer with any government agency for the approval of the Parcels as the site of any development alternative proposed by Buyer provided that all the warranties and representations made herein by Seller remain valid.

        (ii) That Buyer shall only seek during the term of this Option or the Contract of Sale, as it relates to the second Phase Parcels those changes to the zoning of the Parcels which shall have been previously approved in writing by seller.

       (iii) That the Parcels constitute an integral and important part of Parque Escorial and as such they shall always remain subject to the Restrictive Covenants, as amended from time to time by the governing body of the Parque Escorial commercial Owners Association (hereinafter referred to as the "Association"), and the Parque Escorial Architectural Standards, as amended from time to time by the Parque Escorial Architectural Review Committee or the Association.

        (iv) That Buyer acknowledges that pursuant to the terms of the Mortgage, as said term is defined in Paragraph 4 hereof, the Bank is entitled to receive, in cash, certain amounts of money in consideration for the release of the Parcels from the Mortgage, and that should the Bank decline to approve a modification to the land release provisions of the Mortgage requested by Seller as a result of the fact that the sale of the First Phase Parcels to Buyer under the terms of this Option entails financing by Seller of up to eighty percent (80%) of the Purchase Price, the Option shall be rendered null and void. Notwithstanding the above, Buyer shall be entitled to acquire the Parcels within the term of the Option by paying the full amount of the Purchase Price, in cash, to Seller on or before the expiration of the Option Period.

              Upon the termination of the Option or the Agreement of Sale, as said term is defined in Paragraph 6. hereof, or the Contract of Sale, as applicable, for any reason whatsoever, Seller shall return the Option Money, if any, and the Deposit, as said term is defined in Paragraph 6a. hereof, if any, to Buyer, and Seller and Buyer shall not have any further rights, claims, causes of action, or obligations under the Option, the Agreement of Sale or the Contract of Sale, as applicable; it being understood that under no circumstances shall Seller be bound to reimburse Buyer for any expenses, of any nature whatsoever, incurred by Buyer for any reason whatsoever.

         (v) That Buyer further acknowledges that upon the termination of the Option or the Agreement of Sale, or the Contract of Sale as applicable, for any reason whatsoever, Seller shall become free to negotiate the sale or lease of the Parcels, or the Second Phase Parcels only if Buyer has already acquired the First Phase Parcels, individually or collectively, with any interested party including but not limited to those parties with whom Buyer might have previously discussed or negotiated the sale of any of the Parcels and Buyer shall not be entitled to any compensation whatsoever if any of said parties were to acquire or lease real property within Parque Escorial including but not limited to the Parcels.

        (vi) That Buyer further warrants and represents to Seller that any agreement entered into by Buyer and any other party interested in acquiring or leasing all or any of the Parcels shall in no manner or form be binding on Seller.

       (vii) That Buyer acknowledges the use of the Parcels is subject to the Wal-Mart Use Restrictions and any intended use of the Parcels which would be in conflict with the Wal-Mart Use Restrictions shall be previously discussed and agreed to with Wal-Mart and Seller.

      (viii) This Option and the documents to be executed by Buyer pursuant to the terms thereof constitute the legal, valid and binding obligations of Buyer enforceable in accordance with its terms;

        (ix) All necessary actions have been taken by the Board of Directors of Buyer to authorize the execution and delivery of this option and the consummation of all transactions contemplated hereunder.

          6. Terms of Agreement of Sale. Subject to Paragraph 1 hereof and the approval of the Bank of the terms and conditions of the Option as it refers to the First Phase Parcels, and upon the exercise of the Option herein given and granted to purchase the Parcels in the manner provided in Paragraph 3 hereof, the option shall without further action of Seller be a binding agreement of sale (herein referred to as the "Agreement of Sale"), enforceable at law or in equity for the sale by Seller and purchase by Buyer of the Parcels at the Purchase Price provided in Paragraph 1 hereof, upon the terms and conditions of the option and upon the following terms and conditions.

          a. Time for Settlement. Execution under the terms of the Agreement of Sale for sale by Seller and purchase by Buyer of the First Phase Parcels shall be made no later than the 31st day of March 1995 (herein referred to as the "Time of Settlement of the First

              Phase"). The settlement shall be at a place designated by Seller.

              At the Time for Settlement of the First Phase Parcels, title to the First Phase Parcels shall be conveyed to Buyer by a deed pursuant to the terms and conditions contained herein. Concurrently, Buyer shall deposit with Seller the amount of Ten Thousand Dollars ($10,000), non refundable unless otherwise provided herein (referred to as the "Deposit") and Seller and Buyer shall enter into a contract of sale binding to both parties, (herein referred to as the "Contract of Sale") for the sale by Seller and the purchase by Buyer of the Second Phase Parcels pursuant to the terms and conditions contained in the Contract of Sale, which terms and conditions shall be the same as those contained in this Option.

              Execution under the terms of the Contract of Sale for sale by Seller and purchase by Buyer of the second Phase Parcels shall be made no later than thirty (30) days after Seller gives written notice to Buyer that the Conditions Precedent, as said term is defined in Paragraph 6 f, have been satisfied but in no event shall the settlement under the Contract of Sale shall occur prior to June 15, 1995 or later than March 31, 1996 unless otherwise provided for herein (herein referred to as the "Time of Settlement of the Second Phase"). The settlement shall be at a place designated by Seller.

          b. The payment of the First Phase Purchase Price by Buyer shall be made at the Time of Settlement for the First Phase, in exchange for the delivery by the Seller to Buyer of the deed hereinafter referred to Paragraph 6.e hereof in (i) cash or cashiers check drawn on a banking institution doing business in Puerto Rico acceptable to Seller in favor of Seller in the amount by which Six Hundred Ninety Three Thousand Dollars ($693,000) exceeds the Option Money, plus the costs that Seller has agreed to pay as provided in Paragraph 6.c hereof and (ii) the delivery of an interest bearing promissory note in the amount of Two Million Seven Hundred Sixty Thousand Dollars ($2,760,000) (hereinafter referred to as the "First Phase Note") secured by a first mortgage on Parcel I-IE in the amount of One Million Two Hundred Ninety One Thousand Seven Hundred Dollars ($1,291,700) and a first mortgage on Parcel I-2E in the amount of One Million Four Hundred Sixty Eight Thousand Three Hundred Dollars ($1,468,300).

              Unless otherwise paid sooner, the First Phase Note shall be paid through (i) thirty five (35) monthly payments of Twenty Seven Thousand Dollars ($27,000) commencing on May 1, 1995 and ending on March 1, 1998, and (ii) one (1) final payment in the amount of principal and interest outstanding on April 1, 1998 together with all amounts then owed to Seller. The monthly payments shall be applied to the repayment of principal owed under the First Phase Note until the date in which Buyer becomes obligated to start paying interest under the First Phase Note at which time the monthly payments will be applied first to the payment of interest accrued under the First Phase Note and the balance to the payment of principal. Forty six point two percent (46.2%) of any such principal payments shall be allocated to the deferred portion of the purchase price of Parcel I-IE and fifty three point eight percent (53.8%) of any such payments shall be allocated to the deferred portion of the purchase price of parcel I-2E. Upon the payment in full of the deferred portion of the purchase price of either of the Parcels, the monthly payments shall be reduced by the percentage attributable to the parcel on which the deferred portion of the purchase price has been paid.

              The First Phase Note shall bear interest at a fixed rate equal to the sum of (i) one percent (1%) and (ii) Citibank NA'S prime rate, as said term is commonly defined, prevailing at the Time of Settlement of the First Phase, commencing on the earlier of (i) the date in which the Infrastructure improvements identified in Exhibits G thru J have been accepted by the government agencies concerned or (ii) December 15, 1995; and ending on the date that all amounts owed under the First Phase Note are paid to seller.

              In the event that Buyer prepays the First Phase Note, or any portion thereof, before the date in which interest begins to accrue on the First Phase Note, Seller shall reimburse Buyer an amount equal to ten percent (10%) on the prepaid amount from the date in which the prepayment is effected to the earlier of (i) the date in which the Infrastructure improvements have been accepted by the government agencies concerned or (ii) December 15, 1995. The reimbursement will be made no later than 15 days after the date that the amount of the reimbursement can be determined. The payment of the Second Phase Purchase Price shall be made at the Time of Settlement of the Second Phase in exchange for the delivery by Seller of a deed in the manner provided in Paragraph 6.e, in (i) cash or a cashier's check drawn on a banking institution doing business in Puerto Rico in favor of Seller in an amount equal to the sum of (a) twenty percent (20%) of the Second Phase Purchase Price (hereinafter referred to as the "Down Payment") and (b) the costs that Buyer has agreed to pay as provided in Paragraph 6.c and (ii) an interest bearing note in the amount of the Second Phase Purchase Price less the Down Payment and the Deposit (hereinafter referred to as the "Second Phase Note") secured by a first mortgage on the Second Phase Parcel in the same amount of the Second Phase Note.

              Unless otherwise paid sooner, the Second Phase Note shall be paid through (i) thirty five (35) monthly payments of Twenty Seven Thousand Dollars ($27,000) commencing the first day of the month following the Time of Settlement of the Second Phase and (ii) one
              (1) final payment in the amount of principal and interest outstanding on the first day of the thirty sixth (36th) month following the Time of Settlement of the Second Phase together with all amounts then owed to Seller. The monthly payments of Twenty Seven Thousand Dollars ($27,000) each shall be applied to the reduction of principal owed under the Second Phase Note until the date in which Buyer becomes obligated to start paying interest under the Second Phase Note at which time they will be applied first to the payment of interest accrued under the Second Phase Note and then to the payment of principal. If the monthly payments of Twenty Seven Thousand Dollars ($27,000) would be less than the amount required to amortize the Second Phase Note based on an amortization schedule of a twenty (20) year loan bearing interest at the rate of ten percent (10%) per annum, the amount of said monthly payments shall then be increased to such required amount, rounded up to the next One Thousand Dollars ($1,000).

              The Second Phase Note shall bear interest at a fixed rate equal to the sum of (i) one percent (1%) and (ii) Citibank N.A.'s prime rate prevailing at the Time of Settlement of the Second Phase, and shall be paid on the first day of each month commencing on the first day of the month that follows (i) the Time of Settlement of the Second Phase if all the Infrastructure improvements and the Avenida Sur improvements have been accepted by the government agencies concerned, or (ii) the date in which the Infrastructure Improvements and the Avenida Sur improvements have been accepted by the government agencies concerned.

              Upon the sale or lease by Buyer of any portion of the Parcels encumbered by the mortgages securing the First Phase Note or the Second Phase Note, or to otherwise release the parcels from said mortgages, Buyer shall pay to Seller, in cash or a cashier's check issued by a banking institution doing business in Puerto Rico, the amount set forth herein to release the parcels from said mortgages.

              FIRST PHASE:

              Parcel I-1E shall be released from the Note for the amount of One Million Two Hundred Ninety One Thousand Seven Hundred Dollars ($1,291,7OO) and Parcel I-2E shall be released from the Note for the amount of One Million Four Hundred Sixty Eight Thousand Three Hundred Dollars ($1,468,300), less principal payments allocable to the Parcels which were made prior to their release from the mortgages, as applicable, plus unpaid interest applicable to the Parcels so released.

              SECOND PHASE:

              Parcel  I-4E -- $180.00 per sq. mt.

              Parcel  I-5E -- $150.00  "    "   "

              Parcel  I-6E -- $150.00  "    "   "

              The price for which Seller has agreed to release each of the parcels of land comprising the Second Phase Parcels (hereinafter referred to as the "Release Price") as stated herein, shall be increased on the first day of each month commencing on May 1, 1595 by an amount equal to one percent (1%) of the Release Price specified hereinbefore for each one of said parcels and reduced by the amounts of principal payments made prior to their release that are allocated to each of the parcels I-4E, I-5E and I-6E.

              Notwithstanding the above, Seller shall not be obligated to release any portion of the parcels from the First Phase Note if Buyer is in default under the First Phase Note or to release any portion of the Second Phase Parcels in the event that Buyer is in default under the Second Phase Note.

          c. Allocation of Certain Costs and Charges. Seller shall pay all notarial fees including those related to the preparation of the Contract of Sale and the internal revenue stamps of the original of the Deeds of Sale and Buyer shall pay for the internal revenue stamps corresponding to the certified copies of the Deeds of Sale and the stamps to be cancelled in the registration of said certified copies. Seller shall be responsible for the premium to be paid on a title insurance policy insuring Seller as the Mortgagee under the Deeds of Mortgage. The Deeds of Sale and the Deeds of Mortgage securing the First Phase Note and the Second Phase Note will be prepared by the Notary selected by Seller and will be approved by Buyer as to form and substance. Buyer shall be responsible for the notarial fees and the internal revenue stamps of the original and certified copies of the Deeds of Mortgage and the stamps to be cancelled in the registration of said certified copies. Seller shall be responsible for all the unpaid property taxes up to the time of execution of the Deeds of Sale and Buyer shall be responsible thereafter. Buyer will reimburse Seller for any portion of the property taxes paid in advance by Seller for the parcels at the Time of Settlement of the First Phase or Time of Settlement of the Second Phase.

              Buyer warrants and represents that no broker has participated in the transaction contemplated under this Option or is interested hereby, through or on account of Buyer. Should any claim for commissions be made by any broker on account of any acts of Buyer, Buyer will indemnify and hold Seller free and harmless from any and all liabilities and expenses in connection therewith, including any and all legal expenses, incurred by Seller as a consequence thereof.

          d. Delivery of Possession. Actual possession of the Parcels shall be delivered by Seller to Buyer at the Time of Settlement of the First Phase or the Time of Settlement of the Second Phase, as applicable.

          e. Deed to be Delivered by Seller at Settlement. The conveyance of the Parcels under the Agreement of Sale or the Contract of Sale shall be by deed. Such deeds and the Contract of Sale shall be prepared by Seller and approved by Buyer as to form and substance.

          f. Title Defects; Breach by Seller. In the event Seller, for reasons beyond its control including but not limited to the Bank's failure to approve the terms and conditions of this option or the Contract of Sale, as applicable, but excluding those acts to be performed by Buyer, is unable to transfer title to the First Phase Parcels to Buyer on or before March 31, 1995 or as to the Second Phase Parcels, on the date in which Buyer comes obligated to purchase the Second Phase Parcels as represented in this document, then Seller shall have the alternative, at its option, to pay from the Purchase Price any outstanding liens or encumbrances upon the title of the parcels, in which case Buyer shall be bound to acquire the parcels.

              In the event Seller is unable or does not wish to discharge said liens and encumbrances for whatever valid reasons, then Seller shall have the right to terminate the Option, the Agreement of Sale and the Contract of Sale, as applicable, and Seller shall promptly repay Buyer the Option Money and the Deposit, if any, as applicable, in which event the Option, the Agreement of Sale and the Contract of Sale, as applicable, shall be terminated and Buyer shall not have any further rights, claims, causes of action or obligations under this Option, the Agreement of Sale or the Contract of Sale, as applicable.

              In the event that Seller has been unable to obtain within the term of the Option period any approval or endorsement required from government agencies which seller is obligated to obtain pursuant to the terms of this Option, and having Seller exercised this option pursuant to Paragraph 3 hereof, the Option Period shall be automatically extended for a period no longer than thirty (30) business days from the date any such approval or endorsements are finally obtained but in no event shall the Option Period be extended beyond April 30, 1995.

              In the event that Seller is unable to obtain any approval or endorsement required on or before April 30, 1995, Seller shall return the Option Money to Buyer and the Option and the Agreement of Sale shall be terminated and Buyer shall not have any further rights, claims, causes of action or obligations under this Option or the Agreement of Sale; it being understood that under no circumstances Seller shall be bound to reimburse Buyer for any expenses, of any nature whatsoever, that could have been incurred by Buyer for any reason whatsoever.

              As to the Second Phase Parcels, if seller is unable to obtain within the terms of the Contract of Sale, (i) the permit required to segregate the second phase parcels from the Main Farm (hereinafter referred to as the Second Phase Segregation Permit;
              (ii) an agreement with the University of Puerto Rico (hereinafter referred to as the "University") whereby the University agrees to dedicate to the Municipality of Carolina a parcel of land of approximately 1.36 cuerdas within their Carolina Campus for the construction of a section of Avenida Sur, which will provide the Second Phase Parcel with all the utilities and direct access to Avenida Sur along the entire length of its frontage to Avenida Sur; or (iii) any other approval or endorsement from government agencies which Seller is obligated to obtain pursuant to the terms of this Option (all of the above conditions are hereinafter referred to collectively as the "Conditions Precedent"), the term of the Contract of Sale shall not be extended.

              In the event that Seller is unable to satisfy the conditions Precedent, Seller shall return the Deposit to Buyer and the Contract of Sale shall be terminated and Buyer shall have no further rights, claims, causes of action or obligations under this Option or the Contract of Sale; it being understood that under no circumstances Seller shall be bound to reimburse Buyer for any expenses, of any nature whatsoever, that could have been incurred by Buyer for any reason whatsoever.

              Notwithstanding the above, Buyer shall be entitled to purchase the Second Phase Parcels for the Second Phase Purchase Price, at a price determined pursuant to an appraisal report prepared by R. McCloskey & Associates, MAI, which takes into account any difference in the area of the Second Phase Parcels resulting from the refusal by the University to dedicate a parcel of land within their Carolina Campus for the construction of Avenida Sur, within sixty (60) days from the date in which the University advises Seller of its refusal to dedicate such parcel of land for the construction of a section of Avenida Sur but in no event later than March 31, 1996.

          g. Default by Buyer. Thirty (30) days after notice thereof has been given to Buyer, the Seller, at its sole option, may cancel all of its obligations under the Option, the Agreement of Sale or the Contract of Sale, as applicable, without liability in the event of any of the following events:

              1) With respect to the Buyer or any assignee of the Option duly approved by Seller (hereinafter referred to as the "Assignee"),
              (i) the filing by or against it or any case or other proceedings for any relief pursuant to the bankruptcy or insolvency laws of the United states, of any State, of the United States Virgin Islands, or of the Commonwealth of Puerto Rico; (ii) the filing of an answer admitting insolvency or inability to pay debts as they became due; (iii) a material adverse change in the financial condition of Buyer or any of the assumptions and representations under which the Option, the First Phase Note or the Contract of Sale were entered into;

              2) The attachment, seizure, levy upon, or taking possession by any receiver, custodian or assignee for the benefit of creditors of a substantial part of any property of the Buyer or the Assignee.

              3) If Buyer or the Assignee shall default in the performance of any of the obligations and agreements on its part to be performed under the Option or the Agreement of Sale or the First Phase Note.

              In the event that Seller decides to cancel its obligations under the Option or the Agreement of Sale or the Contract of Sale, as applicable, upon the happening of any of the events of default described above, then the Option Money and the Deposit, if any, shall be retained by Seller as additional consideration and liquidated damages for Such breach, whereupon Buyer, Seller and the Assignee, if any, shall be released and relieved from all liability towards each other and the Option, the Agreement of Sale and the Contract of Sale, as applicable, shall become null and void; it being understood that the right to retain the Option Money and the Deposit, if any, as compensation and liquidated damages shall be the sole remedy available to Seller in the event of such default except that Seller shall retain its right to seek legal and monetary remedies from Buyer and the Assignee in an amount in excess of the OptIon Money and the Deposit in the event an action or lack of action by Buyer or the Assignee results in damages to Seller; it being understood that failure by Buyer or the Assignee to exercise the Option as provided in Paragraph 3 hereof shall not be deemed a lack of action by Buyer or the Assignee.

          h. Cross Default Provisions. A default by Buyer under the provisions of the First Phase Note prior to its purchase of the Second Phase Parcels shall constitute a default under the Contract of Sale whereby Seller shall be entitled to terminate the Contract of Sale in which case Seller shall retain the Deposit as additional consideration and liquidated damages for such breach whereupon Seller, Buyer and the assignee, if any, shall be released and relieved from any liabilities towards each other.

          i. Survival of Agreement. Notwithstanding any presumption to the contrary, all agreements contained in this Option and in the Contract of Sale which by their nature impliedly or expressly involve performance at any particular time after closing shall survive the closing.

          j. Seller not Bound. The Seller is not liable in any manner by any oral or written statements, representations, or other information pertaining to the parcels by any broker, agent, employee, servant, account, or any other person, whether or not associated with or employed by Seller, unless the same are specifically set forth herein.

          7. Right of Access. During the term of this Option or the Contract of Sale, as applicable, Buyer and his authorized representatives shall be entitled to enter the Parcels for the purpose of inspecting the same, making appraisals and conducting engineering investigations. Buyer agrees to hold Seller safe and harmless from any claim or liability arising out of any injury to Buyer, or to any of his officers, agents or employees while in the Parcels, and shall indemnify and hold Seller harmless from any and all damages, losses, expenses, claims suits, judgments and liabilities (including claims and suits by and judgment and liabilities to Buyer's employees) resulting in any way from the acts to Buyer, his agents, or employees as herein provided. During all times that Buyer enters upon and/or conducts any surveys, studies, tests, etc. on the Parcels, Buyer shall have and maintain, at his cost, public liability and property damage insurance in form and substance acceptable to Seller with a minimum, single, combined liability limit of $500,000.00 insuring Buyer and Buyer's authorized representatives, agents, employees, etc., against all liability arising out of or in connection with Buyer's use or occupancy of the Parcels. The insurance required herein shall (i) be issued by an insurance company authorized to do business in Puerto Rico with a financing rating of at least plus 3 status as reported in the most recent edition of Best's Report;
(ii) be issued as a primary policy; and (iii) contain endorsements naming Seller as additional insured and requiring thirty days written notice from the insurance company to Seller and Buyer before cancellation or changing coverage, scope or amounts. Each policy or a certificate of insurance, together with evidence of payment of premiums, shall be delivered to Seller prior to entry upon the Parcels.

          Likewise, Seller and its authorized representatives shall be entitled to enter the Parcels after their acquisition by Buyer or its Assignee for the purpose of conducting engineering investigations and completing the improvements to the Parcels, Parque Escorial and Avenida Sur that Seller is committed to do pursuant to the terms and conditions of this Option and the Contract of Sale. Seller agrees to hold Buyer safe and harmless from any claim or liability arising out of any injury to Seller, or to any of his officers, agents or employees while in the Parcels, and shall indemnify and hold Buyer harmless from any and all damages, losses, expenses, claims suits, judgments and liabilities (including claims and suits by and judgment and liabilities to Seller's employees) resulting in any way from the acts to Seller, his agents, or employees as herein provided. During all times that Seller enters upon and/or conducts any surveys, studies, tests, etc. on the Property, Seller shall have and maintain, at his cost, public liability and property damage insurance in form and substance acceptable to Buyer with a minimum, single, combined liability limit of $500,O00.00 insuring Seller and Seller's authorized representatives, agents, employees, etc., against all liability arising out of or in connection with Seller's use or occupancy of the Parcels. The insurance required herein shall (i) be issued by an insurance company authorized to do business in Puerto Rico with a financing rating of at least plus 3 status as reported in the most recent edition of Best's Report; (ii) be issued as a primary policy; and (iii) contain endorsements naming Buyer as additional insured and requiring thirty days written notice from the insurance company to Buyer and Seller before cancellation or changing coverage, scope or amounts. Each policy or a certificate of insurance, together with evidence of payment of premiums, shall be delivered to Buyer prior to entry upon the Parcels.

          8. Title to be of Essence. It is distinctly understood and agreed that time wherever specified in this Option and in the Contract of Sale is made and declared to be of the essence hereof. Buyer acknowledges that the terms and conditions contained herein including but not limited to, the Purchase Price, shall only be available if the settlement under this Option and the Contract of Sale, as applicable, is effected within the time periods available to Buyer as specified therein.

          9. Notices. Any notice required or permitted to be given under this Option and the Contract of Sale must be in writing and sent by certified or registered mail, return receipt requested, to the respective addresses of the parties stated at the outset of this Option and the Contract of Sale, or to such other single address as either party may designate from time to time with the terms of this Paragraph. In the case of Seller, all notices shall be addressed to Mr. Francisco Arrivi, Senior Vice President, 650 Munoz Rivera Avenue, Doral Building, Suite 700, Hato Rey, P. R. 00918 with a copy to Mr. Donald C. Blakeman, Executive Vice President at the same address. In case of Buyer, all notices shall be addressed to Mr. Jorge Colon Nevares, President, Compri Caribe Hospitality Corp., P.O. Box 11662, Caparra Heights Station, San Juan, P.R. 00922 with a copy to Mr. Herman Cestero, Esq., P.O. Box 364251, San Juan, P.R. 00936-4251.

         10. Construction. This Option shall be construed in accordance with and governed by the laws of the Commonwealth of Puerto Rico and Seller and Buyer and their assignees hereby submit themselves to the exclusive jurisdiction of the San Juan Section of the Superior Court of Puerto Rico for any and all controversies that may arise thereunder.

         11. Miscellaneous. Each of the parties acknowledges that it has not relied on any agreements or commitments by the other party or any of their affiliates with respect to the subject matter hereof except the agreements and commitments specifically set forth herein. This Option supersedes and nullifies all prior agreements and sets forth the entire understanding of the parties with respect to the Parcels. The provisions of this Option may not be waived, extended or modified by subsequent conduct, correspondence or otherwise. Each of the parties agrees that it or he shall not obtain, seek to obtain, or rely on any waiver extension, modification, or approval unless the waiver, extension, modification or approval is evidenced in writing, and (b) is specifically approved in writing by the Seller or by Buyer. No delay or failure of the Seller in exercising any right or privilege hereunder shall affect such right or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right or privilege preclude any further exercise thereof or of any other right or privilege. Any waiver, extension, modification or approval related to this Option shall be effective only to the extent and subject to the terms and conditions in writing evidencing the same. Any waiver, extension, modification or approval may be made subject to additional terms and conditions from time to time after it is given or agreed to by the party giving or agreeing to it, whether or not such waiver, extension, modification or approval has been relied on in the meantime by the other party. Approval by Seller on any matter for which approval is required shall not be unreasonably withheld. Whenever any reference is made in this Option to an event of default, it shall be understood that no such event of default has occurred until thirty (30) days have lapsed since notice thereof has been given to Buyer as provided herein.

          IN WITNESS WHEREOF, the parties have executed this agreement by their respective duly authorized officers on the day and year first above written.

SELLER:                                     BUYER:

LAND DEVELOPMENT ASSOCIATES S.E.,           COMPRI CARIBE HOSPITALITY
  a Puerto Rico special partnership         CORP.

By:  INTERSTATE GENERAL PROPERTIES          By:  /s/ Jorge Colon Nevares
     LIMITED PARTNERSHIP, S.E., a               -------------------------
     Maryland limited partnership,              Jorge Colon Nevares
     its managing partner                   Title:  President

By:  INTERSTATE GENERAL COMPANY
     L.P., a Delaware limited
     partnership, a general partner

By:  INTERSTATE GENERAL MANAGEMENT
     CORPORATION, a Delaware corporation,
     its managing general partner

By:  /s/ Francisco Arrivi Cros
     ------------------------------------
     Francisco Arrivi Cros
Title:  Senior Vice President



AFFIDAVIT NO. 3566

          Acknowledged and subscribed to before me by Francisco Arrivi Cros, of legal age, married, executive and resident of San Juan, Puerto Rico, in his capacity as Senior Vice President of Interstate General Management Corporation, Managing General Partner of Interstate General Company, L.P., Managing Partner of Interstate General Properties Limited Partnership, S.E., Managing Partner of Land Development Associates; and by Jorge Colon Nevares, of legal age, married, executive and resident of Guaynabo, Puerto Rico, in his capacity as President of Compri Caribe Hospitality Corp., both to me personally known in San Juan, Puerto Rico, this thirty-first (31st) day of March, 1995.

                                            /s/ Jose A. Ledruma Vivaldi
                                            ---------------------------------
                                            NOTARY PUBLIC